EXHIBIT 2.8

State of Delaware Secretary of State Division of Corporations Delivered 11: 52 AM 12/29/2010 FILED 11: 52 AM 12/29/2010 SRV 101244144 -2142629 FILE	STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

First: The name of each constituent corporation is PhotoMedex, Inc., a Nevada  corporation, and PhotoMedex, Inc., a Delaware corporation.

Second: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

Third: The name of the surviving corporation is PhotoMedex, Inc., a Nevada corporation.

Fourth: The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of PhotoMedex, Inc., a Nevada corporation.

Fifth: The merger is to become effective immediately upon filing with, and acceptance by, the Secretary of State for the State of Nevada of this Certificate of Merger.

Sixth: The Agreement and Plan of Merger is on file at 147 Keystone Drive, Montgomery- ville, Pennsylvania 18936, the principal place of business of the surviving corporation.

Seventh: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

Eighth: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 147 Keystone Drive, Montgomeryville, PA 18936 with a copy to its registered agent: Jolley, Urga, Wirth, Woodbury & Standish; 3800 Howard Hughes Parkway, Suite 1600; Las Vegas, NV 89169; Attention: William Urga, Esq.

In witness whereof, said surviving corporation has caused this Certificate of Merger to be signed by an authorized officer, the 28th day of December, A.D. 2010.

PhotoMedex, Inc., a Nevada corporation

By: /s/ Dennis M. McGrath
Name: Dennis M. McGrath
Its: President

,